Exhibit 10.8

SIDE AGREEMENT REGARDING INTERIM MANAGEMENT

OF

TEXAS LOAD HOUSE, LLC

This Side Agreement Regarding Interim Management (this “Side Agreement”) is entered into effective as of the 14th day of July, 2026 (the “Side Agreement Effective Date”), by and between 10NetZero, Inc., a Delaware corporation (“10NZ”), and Big Digital Energy, Inc. (“BDE”), who together constitute all of the Members of Texas Load House, LLC, a Texas limited liability company (the “Company”). 10NZ and BDE are referred to herein each as a “Party” and together as the “Parties.”

RECITALS

A. The Parties are parties to that certain Binding Letter of Intent — Cowtown Site Joint Venture dated May 20, 2026 (the “LOI”). Section 5.1 of the LOI provides that 10NZ shall serve as Manager and day-to-day Operator of the Company and that major decisions shall require the consent of both Members. Section 17 of the LOI provides that the governance terms of the LOI are fixed and not subject to renegotiation in the definitive agreements except by mutual written consent.

B. Concurrently herewith or on or about the date hereof, the Parties are entering into that certain Operating Agreement of Texas Load House, LLC (as the same may be amended from time to time, the “Operating Agreement”), pursuant to which BDE will serve as the sole Manager of the Company. Capitalized terms used but not defined in this Side Agreement have the meanings given to them in the Operating Agreement, including without limitation “Loan,” “LSA,” “Capital Call,” “Repayment Deadline,” “Equity Slide,” and “Cure Date” as used in Article 5 of the Operating Agreement.

C. BDE shall serve as the sole Manager of the Company solely as an interim, protective accommodation pending (a) 10NZ’s funding of its required Capital Call and (b) the final cash repayment of the Loan in accordance with Article 5 of the Operating Agreement. For purposes of this Side Agreement, the Loan shall be deemed “finally satisfied in full” only upon (i) BDE’s receipt in immediately available funds of all outstanding principal, accrued interest, and all other amounts then due and payable under the Loan and the Loan and Security Agreement, or (ii) the occurrence of the Cure Date under Section 5.4 of the Operating Agreement, but only if, on or before such Cure Date, BDE has received in immediately available funds all outstanding principal, accrued interest, and all other amounts then due and payable under the Loan and the Loan and Security Agreement.

For the avoidance of doubt, neither the occurrence of a Cure Date nor any extinguishment, reduction, deemed repayment, satisfaction, or discharge of Loan obligations through the issuance of equity, conversion of indebtedness into equity, operation of the Equity Slide, dilution of 10NZ’s Membership Interest, or any other non-cash adjustment or mechanism shall constitute final satisfaction in full of the Loan for purposes of this Side Agreement or trigger the Reversion Date, unless expressly approved by BDE in a written instrument signed by BDE.

The Parties further acknowledge and agree that any Cure Date occurring without full cash repayment of the Loan shall affect only those economic rights and consequences expressly set forth in Section 5.4 of the Operating Agreement and shall not, by itself, restore or reinstate 10NZ as Manager, day-to-day operator, or holder of any management, governance, consent, approval, or veto rights suspended during the Interim Period. Management shall revert only upon final satisfaction in full of the Loan as expressly defined herein or as otherwise agreed by BDE in writing.

Texas Load House – Side Agreement to Operating Agreement

D. 10NZ shall serve as the day-to-day operator of the Company and shall be responsible for implementing the Company’s ordinary-course operations, including coordinating site development activities, vendors, contractors, project administration, and other routine operational matters, in each case subject to the budget, approval rights, limitations on authority, and governance requirements set forth in the Operating Agreement and this Side Agreement.

E. The Parties enter into this Side Agreement to document that interim arrangement, to provide for the automatic reversion of management upon final satisfaction in full of the Loan as described in Recital C and Section 2, and to preserve 10NZ’s governance rights under the LOI. This Side Agreement is adopted by the unanimous written agreement of all Members pursuant to Section 10.2 of the Operating Agreement solely to the extent expressly set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Interim Management by BDE. BDE shall serve as the sole Manager of the Company only during the period beginning on the Side Agreement Effective Date and ending on the Reversion Date (as defined below) (such period, the “Interim Period”). BDE’s service as Manager is a temporary, protective accommodation relating solely to the outstanding Loan and 10NZ’s unfunded Capital Call, is not a permanent governance arrangement, shall not constitute a waiver, amendment, or renegotiation of Section 5.1 of the LOI except as expressly and temporarily provided herein, and shall not establish any course of dealing or precedent.

2. Reversion Date. The “Reversion Date” means the date on which the Loan has been finally satisfied in full as described in Recital C or BDE’s express written agreement that the Loan has been finally satisfied in full for purposes of this Side Agreement and that the Reversion Date has occurred. For the avoidance of doubt, the occurrence of a Cure Date under Section 5.4 of the Operating Agreement shall not constitute final satisfaction in full of the Loan or trigger the Reversion Date unless BDE agrees otherwise in writing. Any extinguishment, reduction, deemed repayment, conversion into BDE equity, Equity Slide, dilution of 10NZ’s Membership Interest, or other non-cash satisfaction of any portion of the Loan shall affect only the economic consequences expressly provided in Article 4 of the Operating Agreement and shall not automatically restore 10NZ’s status as Manager, day-to-day operator, or holder of any management approval right suspended during the Interim Period. Notwithstanding the foregoing, no Reversion Date shall occur if, prior thereto, 10NZ has ceased to own any Membership Interest in the Company pursuant to Section 4.5 of the Operating Agreement (Full Wipe-Out). The Parties further acknowledge and agree that any Cure Date occurring without full cash, or BDE approved-in-writing equipment, repayment of the Loan shall affect only those economic rights and consequences expressly set forth in Section 4.5 of the Operating Agreement and shall not, by itself, restore or reinstate 10NZ as a Manager, or holder of any management, governance, consent, approval, or veto rights suspended during the Interim Period.

Texas Load House – Side Agreement to Operating Agreement

3. Automatic Reversion of Management. On the Reversion Date, automatically, instantly, and without the requirement of any further action, vote, consent, notice, meeting, resolution, signature, or instrument of any kind by the Company, the Manager, or any Member:

(a) BDE’s status as sole Manager shall immediately terminate as a matter of law, and BDE shall cease to hold sole or exclusive management authority;

(b) 10NZ shall be, and shall be deemed for all purposes to be, immediately appointed and fully reinstated as a Manager;

(c) Article 3 of the Operating Agreement shall be deemed automatically amended and restated in its entirety in the form attached hereto as Exhibit A, overriding any conflicting provision in the Operating Agreement.

The reversion described in this Section 3 is strictly self-executing. From and after the Reversion Date, 10NZ is fully authorized to unilaterally notify the Company’s banks, vendors, contractors, and regulatory authorities of its reinstatement as Manager and Operator, and BDE’s failure or refusal to execute any confirmatory instruments shall not delay, impair, condition, or cloud the validity of 10NZ’s immediate assumption of management control.

Once the Reversion Date has occurred, it is final and irrevocable and shall not be unwound, rescinded, or retroactively invalidated, provided the total payments received are not less than $4.9 million dollars of the Full Repayment Amount. Any shortfall shall be reconciled by the parties.

4. Confirmation of Loan Satisfaction. If 10NZ believes in good faith that the Loan has been repaid or satisfied in full as defined in Recital C above, then 10NZ shall deliver to BDE a written notice so stating and describing the basis for such belief in reasonable detail (a “Satisfaction Notice”). The Satisfaction Notice shall request that BDE respond within ten (10) business days after receipt thereof. Within such ten (10) business-day period, BDE may either (a) countersign and return the Satisfaction Notice, or (b) deliver to 10NZ a written objection specifying in reasonable detail the amounts, if any, that BDE contends remain outstanding under the Loan or the basis on which BDE contends the Loan has not been repaid or satisfied in full. If BDE does not respond within such ten (10) business-day period, it shall be inferred that such repayment has not occurred. Any dispute regarding a Satisfaction Notice or determination of repayment or satisfaction shall be resolved in accordance with the dispute resolution provisions of the Operating Agreement.

Texas Load House – Side Agreement to Operating Agreement

5. Information and Account Access During the Interim Period.

During the Interim Period, BDE shall

(a) keep 10NZ reasonably informed regarding the business, operations, and finances of the Company;

(b) provide 10NZ with monthly unaudited financial statements of the Company and, upon reasonable request, access to the Company’s books, records, bank account statements, and material contracts;

(c) provide 10NZ with copies of all statements, payoff calculations, and records reasonably necessary for 10NZ to determine the amounts outstanding under the Loan at any time, and

(d) true, correct, and complete copies of any and all contracts, agreements, permits, deeds, architectural or engineering plans, and any other instruments concluded, executed, or received by the Company, or otherwise related to the development of the Site or the project.

(e) 10NZ and its authorized representatives shall have the right at its costs, during normal business hours and with notice, to inspect, audit, examine, and copy all books of account, financial records, corporate governance documents, correspondence, bank statements, and technical data of the Company.

(f) Such documents and information shall be delivered to 10NZ within a reasonable time following execution or receipt by the Company, but no less than two (2) Business Days following written request by 10NZ.

(g) Exclusive Contracting in the Company’s Name. To protect the asset base and equity value of the Company, BDE, as Manager, expressly agrees that any and all contracts, arrangements, or understandings relating to the development, construction, financing, or operation of the Site or the project shall be executed exclusively in the name of, and for the sole benefit of, the Company. This restriction applies without limitation to all intellectual property rights, know-how, trade secrets, proprietary processes, software licenses, patents, trademarks, design rights, and technical specifications developed, acquired, or utilized for the Site or the project (collectively, “IP Rights”). BDE shall not, and shall cause its Affiliates not to, enter into any agreement or acquire any asset, permit, or IP Rights related to the Site or the project in its own individual name, or in the name of any entity other than the Company.

(h) Remedies and Enforcement. The Parties acknowledge that 10NZ is agreeing to BDE’s role as sole Manager in strict reliance upon the covenants contained in this Section 5. Any contract, permit, or IP Rights entered into or acquired by BDE or its Affiliates in violation of Section (b) above shall be deemed held in a constructive trust for the exclusive benefit of the Company. BDE shall, and shall cause its Affiliates to, assign and transfer any such contract, permit, or IP Rights to the Company. Any breach or failure by BDE to comply with its obligations under this Section 5 shall be handled per the dispute resolution provisions of Operating Agreement.

Texas Load House – Side Agreement to Operating Agreement

6. No Frustration; Good Faith. BDE shall not take, and shall cause the Company not to take, any action a principal purpose of which is to prevent, delay, impair, or increase the cost of (a) 10NZ’s funding of the Capital Call, (b) the repayment or satisfaction of the Loan, or (c) the reversion of management described in Section 3. BDE shall accept any tender of repayment of the Loan in accordance with its terms and shall not refuse, delay, or condition any such tender. Nothing in this Side Agreement modifies the economic terms of Article 5 of the Operating Agreement, including the Loan, the Capital Call, the Equity Slide Mechanic, or the Full Wipe-Out provision, all of which remain in effect in accordance with their terms.

7. Preservation of the LOI; Priority. This Side Agreement constitutes an amendment to the Operating Agreement adopted by all of the Members pursuant to Section 15 thereof. In the event of any conflict between this Side Agreement and the Operating Agreement, this Side Agreement shall control.

8. Miscellaneous. This Side Agreement, together with the LOI and the Operating Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof. This Side Agreement may be amended only by a written instrument signed by both Parties. This Side Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict-of-laws principles, and any disputes hereunder shall be resolved in the manner provided in the Operating Agreement for disputes thereunder. This Side Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns, and may be executed in counterparts (including by electronic signature), each of which shall be deemed an original and all of which together shall constitute one instrument. The Parties acknowledge that a breach of this Side Agreement may cause irreparable harm and that specific performance and injunctive relief shall be available in addition to any other remedy at law or in equity.

[Signature Page Follows]

Texas Load House – Side Agreement to Operating Agreement

IN WITNESS WHEREOF, the Parties have executed this Side Agreement as of the Side Agreement Effective Date.

10NETZERO, INC.

By:	/s/ S. Bryan Aulds II
Name:	S. Bryan Aulds II
Title:	COO / CFO
Date:	July 14, 2026

BIG DIGITAL ENERGY, INC.

By:	/s/ Cody Smith
Name:	Cody Smith
Title:	COO
Date:	July 14, 2026

Texas Load House – Side Agreement to Operating Agreement

EXHIBIT A

ARTICLE 3 OF THE OPERATING AGREEMENT AS AUTOMATICALLY
AMENDED AND RESTATED ON THE REVERSION DATE

Effective automatically on the Reversion Date, Article 3 of the Operating Agreement shall be amended and restated in its entirety to read as follows:

ARTICLE 3

MANAGERS

3.1 Management; Day-to-Day Operations. Except to the extent consent of the Members is required by this Agreement, (a) the powers of the Company shall be exercised by or under the authority of the Managers, and (b) the business and affairs of the Company shall be managed by or under the direction of the Managers. 10NZ shall serve as the day-to-day operator of the Cowtown Site and the Company’s ordinary-course operations, subject to the budget, limitations on authority, and other governance requirements set forth in this Agreement. Any deadlock shall be resolved in the manner described in Section 3.7 below.

3.2 Number, Tenure and Qualification. The number of Managers of the Company shall be as determined from time to time by the Members, but shall not be less than one (1) and not more than three (3), and the number of Managers as of the Reversion Date shall be two (2), which Managers shall be 10NZ and BDE. Each Manager shall hold office for a period of one year or until his successor is elected and qualified, whichever is later. Managers need not be residents of the State of Texas nor Members of the Company.

3.3 Vacancies. Any vacancy occurring in a Manager position may be filled by the unanimous affirmative vote of the Members having the right to vote for the election of Managers or by the affirmative vote of all of the remaining Managers.

3.4 Quorum and Voting. All of the Managers shall constitute a quorum for the transaction of business at any meeting of the Managers. Except as otherwise provided in the Code or in the Certificate of Formation, the affirmative vote of a majority of the Managers present at a meeting at which a quorum is present shall be the act of the Managers.

3.5 Removal. (a) At any meeting of Members called expressly for that purpose, after compliance with procedures set forth in this Section 3.5, any Managers may be removed, for Cause only and no other reason, by the affirmative vote of a majority of the Members entitled to vote for the election of Managers.

(b) For the purposes of this Operating Agreement, “Cause” shall mean that, prior to any removal pursuant to this Section 3.5, a Manager shall have committed:

(i) an intentional act or acts of fraud, embezzlement or theft constituting a felony and resulting or intended to result directly or indirectly in the gain or personal enrichment of the Manager at the expense of the Company; or

(ii) the continued, repeated, intentional or willful refusal to perform the duties associated with the manager’s position with the Company, which is not cured within 45 days following written notice to the Manager.

Texas Load House – Side Agreement to Operating Agreement

For purposes of this Operating Agreement, no act or failure to act on the part of the Manager shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Manager not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

A Manager shall not be deemed removed for Cause unless and until: (a) the Members entitled to approve such removal have adopted the approval required under this Agreement following not less than ten (10) days’ prior written notice to the Manager specifying the alleged grounds for Cause and an opportunity for the Manager, together with its counsel if desired, to be heard regarding such allegations; (b) any dispute regarding the existence of Cause, the sufficiency of such notice, the validity of the required approval, the effectiveness of the proposed removal, or the appointment of a successor Manager has been resolved in accordance with the dispute resolution procedures set forth in Section 3.7, if timely invoked; and (c) a successor Manager has been appointed in accordance with Section 3.3 so that management authority remains continuously vested as required by this Agreement. Nothing herein shall limit the right of the Manager to contest the validity or propriety of any determination of Cause, proposed removal, approval, notice, or related action pursuant to Section 3.7. In the event of any conflict between this Section and the provisions governing removal of a Manager, such removal provisions shall control.

For the avoidance of doubt, no determination by the Members or any other Person that Cause exists shall, by itself, result in the removal of a Manager. Any removal of a Manager shall be governed exclusively by the Removal provisions of this Agreement, including the requirements for member approval, dispute resolution, and appointment of a successor Manager, all of which must be satisfied before any such removal becomes effective.

3.6 Limitations on Managers’ Authority.

(a) The Managers may not take or approve any action outside the ordinary course of day-to-day operations without the prior written approval of all Members, including without limitation incurring debt or suffering liens against Company assets, approval of annual budgets, power purchase agreements, facilities lease, decisions on development/expansion/construction, hiring and termination of employees and contractors, material amendment of project documents and transactions with affiliates or other related parties.

(b) Without limitation of the provisions of 3.6(a) above, the Managers may not do any of the following acts without the written consent of all Members:

(i) knowingly do any act in contravention of this Agreement or, when acting on behalf of the Company, engage in, or cause or permit the Company to engage in, any activity that is not consistent with the purposes of the Company;

(ii) cause the Company to participate in any merger, consolidation, transfer, continuance, or conversion of the Company with or into any other person;

(iii) cause the Company to (A) not be taxable as a partnership for federal income tax purposes, or (B) take a position inconsistent with such treatment;

Texas Load House – Side Agreement to Operating Agreement

(iv) except as provided otherwise herein, set or change the compensation of a Manager or of any employee or independent contractor of the Company that is a Member, or is a relative of a Member;

(v) cause the Company to issue any Membership Interest or admit any Member except as provided otherwise herein;

(vi) cause the Company to acquire any Membership Interest except as provided otherwise herein;

(vii) enter into any transaction or related series of transactions, including capital expenditures, that cost the Company over $50,000 in a single year or cause the Company to incur any debt other than vendor debt in the ordinary course of business;

(viii) cause the Company to (A) make a general assignment for the benefit of creditors, (B) file a voluntary bankruptcy petition, or (C) seek an order for relief or declaration of insolvency in a federal or state bankruptcy or insolvency proceeding;

(ix) file a pleading seeking for the Company, or admitting or failing to contest the material allegations of a petition filed by any other person seeking for the Company, a proceeding of the type described by paragraph (viii) above;

(x) except as provided in Article 8, seek, consent to, or acquiesce in the appointment of a trustee, receiver, or liquidator of the Company or of all or a substantial part of the Company’s properties; or

(xi) sell or otherwise dispose of all or substantially all of the Company property, except in connection with winding up the Company as permitted in this Agreement.

3.7 Dispute Resolution. All disputes between the Members or the Managers shall be addressed pursuant to the dispute resolution provisions set forth in Section 12.4 and 12.5 of the Operating Agreement.